THE TUBE MUSIC NETWORK ENTERS AGREEMENT WITH TRIBUNE BROADCASTING
ADDING DISTRIBUTION IN 22 ADDITIONAL MARKETS

Broadcast Media Powerhouse Among First to Deliver Programming
On New Digital Multicast Spectrum

Fort Lauderdale, FL, March 9, 2006—The Tube Media Corp. (OTCBB:TUBM) announced today a distribution agreement between its subsidiary, The Tube Music Network, Inc. (“THE TUBE”) and Tribune Broadcasting Company, a division of Tribune Company (NYSE:TRB), one of the country’s leading broadcast television companies, operating 26 television stations in 22 markets, including New York, Los Angeles and Chicago.

This new strategic partnership is the second of its kind for THE TUBE, following a distribution agreement with Raycom Media Inc. announced in April 2005.

“This agreement with Tribune Broadcasting greatly expands our reach,” said Les Garland, president and CEO of THE TUBE Music Network. “Tribune Broadcasting is well established in the industry with stations in nine of the country’s top 10 markets, and 18 of the top 30. This landmark agreement firmly positions THE TUBE at the forefront of the digital multicast era.”

THE TUBE is the first music network to be distributed using the new broadcast technology known as digital multicasting. Viewers in Tribune, Raycom and other television markets will be able to receive the network free, over-the-air on television sets equipped with digital tuners and on the digital cable tier where available.

“We’re excited to be partnering with THE TUBE Music Network in our first multicast initiative,” said John Reardon, President, Tribune Broadcasting. “This agreement allows us to begin realizing the value of our investment in digital broadcasting while providing enhanced content to viewers in our markets.”

Tribune stations will begin broadcasting THE TUBE Music Network programming in local markets this summer.

ABOUT TRIBUNE BROADCASTING

Tribune Broadcasting owns and operates 26 television stations concentrated in major markets and Superstation WGN on national cable. The group’s combined reach is more than 80 percent of U.S. television households. Tribune Broadcasting also includes Los Angeles-based Tribune Entertainment, a developer and distributor of first-run television programming for the Tribune station group and for national syndication; Chicago’s WGN-AM; and the Chicago Cubs baseball team. Investment interests include Comcast SportsNet Chicago (25% owned), The WB Television Network (22%) and TV Food Network (31%).

This press release may include a number of “forward-looking statement” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These statements reflect management’s current views with respect to future events and financial performance and include statements regarding management’s intent, belief or current expectations, which are based upon assumptions about future conditions that may prove to be inaccurate. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, involve risk and uncertainties, and that as a result, actual results may differ materially from those contemplated by such forward-looking statements. Such risks include, among other things, the volatile and competitive markets in which we operate, our limited operating history, our limited financial resources, our ability to manage our growth and the lack of an established trading market for our securities. When considering forward-looking statements, readers are urged to carefully consider the various disclosures, including risk factors and their cautionary statements, made by us in our reports filed with the Securities and Exchange Commission.

Media Contact	Investor Contact
Barry Kluger	Judy Crowhurst
480-703-8135	954-714-8100
bkluger@thetubetv.com	jcrowhurst@aguent.com